Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEWFIELD EXPLORATION COMPANY

Newfield Exploration Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is Newfield Exploration Company. Newfield Exploration Company was originally incorporated under the name Four-D Exploration Co., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 5, 1988.

2.           A Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 1993 (the “Second Restated Certificate”).

3.           A Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 2011 (the “Third Restated Certificate”).

4.           This Fourth Amended and Restated Certificate of Incorporation amends the provisions of Article FOURTH of the corporation’s Certificate, as heretofore amended or supplemented.

5.           This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the corporation’s board of directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

6.           The Fourth Amended and Restated Certificate of Incorporation is set forth in full in Exhibit A attached hereto and incorporated herein by reference.

[Signatures to follow.]

IN WITNESS WHEREOF, said Newfield Exploration Company has caused this certificate to be signed by Lawrence S. Massaro, its Executive Vice President and Chief Financial Officer, and attested by Melissa L. Mong, its Assistant Corporate Secretary, this 22nd day of July, 2015.

NEWFIELD EXPLORATION COMPANY

____/s/ Lawrence S. Massaro________________________
Name:           Lawrence S. Massaro
Title:           Executive Vice President & Chief Financial Officer

ATTEST:

_/s/ Melissa L. Mong_________
Name: Melissa L. Mong
Title:           Assistant Corporate Secretary

EXHIBIT A

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEWFIELD EXPLORATION COMPANY

FIRST: The name of the Corporation is Newfield Exploration Company.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 305,000,000 shares, of which 5,000,000 shall be shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), and 300,000,000 shall be shares of Common Stock, par value of $.01 per share (“Common Stock”).

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the Corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the Corporation:

I.           Preferred Stock

The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors.

Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Fourth Amended and Restated Certificate of Incorporation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Fourth Amended and Restated Certificate of Incorporation or in the Preferred Stock Series Resolution.

Except in respect of characteristics of a particular series fixed by the Board of Directors, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

II.           Common Stock

1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

3. Voting Right. Except as may otherwise be required by law, this Fourth Amended and Restated Certificate of Incorporation or the provisions of any Preferred Stock Series Resolution, each holder of Common Stock shall have one vote for each share of such stock held by such holder on each matter voted upon by the stockholders.

III.           No Preemptive Rights

No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

FIFTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the

Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. In addition, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the
Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

EIGHTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Fourth Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend the Fourth Amended and Restated Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Fourth Amended and Restated Certificate of Incorporation or any amendment hereto are subject to such right of the Corporation.

NINTH: Except as otherwise provided by statute, any action that might have been taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of holders of at least 66 ⅔% of the outstanding capital stock entitled to vote on such proposed corporate action.

    TENTH: Notwithstanding any other provision of this Fourth Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the affirmative vote of the holders of at least 66 ⅔% of the outstanding Shares of Common Stock shall be required to approve the following actions: (i) any merger or consolidation of the Corporation; (ii) any sale or transfer of all or substantially all of the assets of the Corporation; or (iii) the amendment, alteration or repeal of this Article TENTH.